Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of February 14, 2022, by and among Temasek Holdings (Private) Limited, Tembusu Capital Pte. Ltd., Thomson Capital Pte. Ltd., Anderson Investments Pte. Ltd., Temasek Capital (Private) Limited, Seletar Investments Pte. Ltd. and Aranda Investments Pte. Ltd.

The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form3, Form 4, Form 5, Schedule 13D or Schedule 13G, and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Temasek Holdings (Private) Limited
By: /s/ Jason Norman Lee, Authorized Signatory

Tembusu Capital Pte. Ltd.
By /s/ Gregory Tan, Director

Thomson Capital Pte. Ltd.
By /s/ Poy Weng Chuen, Director

Anderson Investments Pte. Ltd.
By /s/ Poy Weng Chuen, Director

Temasek Capital (Private) Limited
By /s/ Gregory Tan, Director

Seletar Investments Pte. Ltd.
By /s/ Tabitha Sum Wei Ching, Director

Aranda Investments Pte. Ltd.
By /s/ Tabitha Sum Wei Ching, Director